Exhibit 99.1
September 21, 2006
For Immediate Release
Collegiate Pacific Announces Fourth Quarter and Fiscal 2006 Year-End Results and Definitive Merger Agreement to Purchase Remaining Shares of Sport Supply Group, Inc.
•	Fourth Quarter EPS Results of ($.09) in line with recent guidance
•	Fiscal 2006 Year-End results of $.18 in line with recent guidance
•	Company sees solid start to Fiscal 2007 Q1 across Operating Platform
A conference call to discuss these results will be held today, September 21, 2006, at 3:15PM CDT /4:15PM EST and may be accessed by dialing 888-396-2369 and entering passcode 43485605. A replay of the call will be available until September 29, 2006 by dialing 888-286-8010 and entering passcode 46605247.
Dallas, TX. Collegiate Pacific Inc. (American Stock Exchange — BOO) today announced results for its full fiscal year and fiscal quarter ending June 30, 2006, and also announced the execution of a definitive merger agreement to acquire the remaining shares of Sport Supply Group Inc. it does not currently own for approximately $24 million in cash, or $8.80 per share, for each issued and outstanding share of Sport Supply Group, Inc.’s common stock, except for shares owned by Collegiate Pacific, or any of its subsidiaries. The merger agreement has been approved by the board of directors of SSPY, upon the recommendation of a special committee of the SSPY board of directors. The special committee received a fairness opinion that the transaction is fair to the minority SSPY stockholders from a financial point of view. The merger agreement is subject to, among other things, the approval of the stockholders of SSPY and the obtaining of financing. Collegiate Pacific, which controls 73.2% of SSPY’s voting power, has agreed to vote its shares of SSPY in favor of the merger at the SSPY stockholders meeting. Collegiate expects to finance the merger through borrowings under a new credit facility with Merrill Lynch Business Financial Services.
Commenting on the fourth fiscal quarter and fiscal year-end financial results, Michael J. Blumenfeld, Chairman and CEO of Collegiate Pacific stated: “The fourth quarter and year end periods finished in line with the guidance we provided on August 9, 2006. Fiscal 2006 net sales and gross profit came in generally at or near original plan, with selling, general and administrative expenses finishing higher due to a number of both one-time expenses and platform building related expenses throughout the fiscal year. Despite a delay in the seasonal shipment of football uniforms and installation orders during the fourth quarter of fiscal 2006 and the expenses referred to above, fiscal 2006 still produced increased operating profits over the year ago period — to $8.3 million — on net sales growth of 111% to $224 million and gross profit margins of 33.5%, which met the high-end of internal projections.”

“We have forecasted fiscal 2007 to produce 10%+ top line organic growth with gross profit margins increasing to approximately 35% producing an operating profit of approximately $17 million. The Company has forecasted fiscal 2007 earnings per share of $0.52 — $0.64 based upon the current ownership of 73.2% of SSPY. The hard work and internal processes put in place during fiscal 2006 should serve as a sound platform for earnings leverage and delivery in the coming years.”
Commenting on the pending SSPY transaction, Mr. Blumenfeld stated: “I am very pleased to announce the execution of a definitive merger agreement to acquire the remaining shares of SSPY we do not currently own for $8.80 per share or approximately $24 million. This is an all cash transaction. Using cash versus stock to complete this acquisition is a benefit we believe to all parties involved as it speeds the time to closure — allowing for potential synergy work once the companies are fully under common ownership to begin during the slower winter months — while also removing potential overhang and dilution from newly issued shares had they been issued at these levels. Subject to the satisfaction of all conditions, we anticipate closure of the transaction within the next 60 to 90 days. Completion of this transaction allows, we believe, for the full potential between Collegiate Pacific and Sport Supply Group to be realized. We anticipate — with the hard work and dedication of both Sport Supply Group and Collegiate Pacific employees — the transaction will offer significant accretion over the next 12-36 months as we work to accelerate top line growth, combine our manufacturing and distribution assets, and aggressively attack unnecessary costs throughout the system.”
“Once the transaction is complete, and in keeping with my comments during the past year, I do intend to retire sometime toward the end of the calendar year. I will likely remain involved with the Company in a consulting capacity subject to the requests of the board of directors. Managerially, it is likely that current Collegiate Pacific President, Adam Blumenfeld, will occupy the position of Chief Executive Officer and current Sport Supply Group President Terry Babilla will occupy the position of President and COO. This too is subject to approval by Collegiate Pacific’s board of directors and we will formally announce our succession plans as soon as those have become definitive. With the consummation of this transaction, I believe we have assembled the strongest managerial team and family of operating assets in team sports history to take this business forward.”
Commenting on the Year End and Go-Forward plans, Collegiate Pacific President Adam Blumenfeld stated: “Fiscal 2006 allowed for a number of essential building blocks to be put in place for future periods. For example, enhanced inventory management and financial reporting initiatives have been put into place in our recently acquired DOKS subsidiaries (Dixie, OTS, Kesslers and Salkeld). Substantial improvement in both executive and mid-level managerial talent will allow us, we believe, greater visibility and potential for execution moving ahead.”

“With the first two months of fiscal 2007 behind us, preliminary unaudited results suggest a solid start to the new fiscal year across the operating platform, with August producing the highest single month of net sales in corporate history. The first fiscal quarter is traditionally the Company’s largest quarter of the fiscal year and sets the pace we hope for the seasons ahead. We are excited and prepared to move forward with a number of initiatives to maximize the performance of both Collegiate Pacific and Sport Supply Group upon closure of the pending transaction. We look forward to working with the many talented employees of Sport Supply Group and welcoming them fully into the Collegiate Pacific family.”

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2006	2005
	(In thousands, except share
	and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,079	$40,326
Accounts receivable, net of allowance for doubtful accounts of $1,496 and $1,042, respectively	31,004	18,132
Inventories	37,185	17,479
Current portion of deferred income taxes	2,625	775
Prepaid income taxes	1,607	645
Prepaid expenses and other current assets	2,199	601

Total current assets	78,699	77,958
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,755 and $1,294, respectively	10,087	1,501
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $1,076 and $393, respectively	2,782	3,017
INTANGIBLE ASSETS, net of accumulated amortization of $2,188 and $853, respectively	9,014	1,863
GOODWILL	40,280	23,848
DEFERRED INCOME TAXES	3,156	—
OTHER ASSETS, net	417	409

Total assets	$144,435	$108,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,802	$9,782
Accrued liabilities	5,896	1,725
Dividends payable	256	255
Accrued interest	329	250
Current portion of long-term debt	2,210	330
Deferred tax liability	15	—

Total current liabilities	23,508	12,342
DEFERRED TAX LIABILITY	3,259	700
NOTES PAYABLE AND OTHER LONG-TERM DEBT	62,284	50,448
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARY	8,150	—
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 10,315,191 and 10,205,780 shares issued and 10,229,165 and 10,119,754 shares outstanding, respectively	103	102
Additional paid-in capital	43,162	41,911
Retained earnings	4,626	3,750
Treasury stock at cost, 86,026 shares	(657)	(657)

Total stockholders’ equity	47,234	45,106

Total liabilities and stockholders’ equity	$144,435	$108,596

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the fiscal years ended June 30,
	2006	2005	2004
	(In thousands, except per share data)
Net sales	$224,238	$106,339	$39,562
Cost of sales	149,159	70,385	25,606

Gross profit	75,079	35,954	13,956

Selling, general and administrative expenses	66,767	28,651	11,109

Operating profit	8,312	7,303	2,847

Other income (expense):
Interest income	117	581	22
Interest expense	(4,545)	(2,160)	(52)
Other income	223	174	18

Total other expense	(4,205)	(1,405)	(12)

Income before minority interest in income of consolidated subsidiary and income taxes	4,107	5,898	2,835

Income tax provision	1,603	2,297	1,162
Minority interest in income of consolidated subsidiary, net of tax	608	—	—

Net income	$1,896	$3,601	$1,673

Weighted average number of shares outstanding:
Basic	10,182,428	10,031,314	6,324,950

Diluted	10,399,130	10,279,185	7,571,910

Net income per share of common stock — basic	$0.19	$0.36	$0.26

Net income per share of common stock — diluted	$0.18	$0.35	$0.22

Dividends declared per share of common stock	$0.10	$0.10	$0.10

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, the satisfaction of the closing conditions to the merger with Sport Supply Group including the receipt of financing on terms acceptable to Collegiate Pacific, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.